UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2021

PARSONS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-07782	95-3232481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 Trinity Parkway, #300, Centreville, VA		20120
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 988-8500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	PSN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement

On June 25, 2021 (“Closing Date”), the Company entered into a $650,000,000 unsecured revolving credit facility with an increase option of up to $1,150,000,000 (“2021 Facility”) evidenced by an unsecured credit agreement (the “2021 Credit Agreement”), among the Company, as borrower, Parsons Environment & Infrastructure Group Inc., a Delaware corporation (“Environment & Infrastructure”), Parsons International Limited, a Delaware corporation (“International”), PTSI Managed Services Inc., a California corporation (“PTSI”), Parsons Transportation Group Inc., an Illinois corporation (“PTG”), Parsons Secure Solutions, Inc., a Virginia corporation (“PSSI”), and Parsons Government Services Inc., a Nevada corporation (“PGS” and, together with Environment & Infrastructure, International, PTSI, PTG, and PSSI, the “2021 Credit Agreement Subsidiary Guarantors”), the several banks and other financial institutions party thereto (the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).  The 2021 Credit Agreement replaced an existing Fifth Amended and Restated Credit Agreement dated as of November 15, 2017 (as amended, the “Prior Credit Agreement”) by and among the Company, The Bank of Tokyo-Mitsubishi UFJ, Ltd. as administrative agent, and the other parties thereto.

The 2021 Credit Facility has a five-year maturity, which may be extended up to two times for periods determined by the Company and the applicable extending Lenders, and permits the Company to borrow in U.S. dollars, certain specified foreign currencies, and each other currency that may be approved in accordance with the 2021 Facility.  Depending on the Company’s consolidated leverage ratio (or debt rating after such time as the Company has such rating), borrowings under the 2021 Facility will bear interest at either a eurocurrency rate plus a margin between 1.0% and 1.625% or a base rate plus a margin of between 0% and 0.625% and will initially bear interest at the middle of this range.  The Company will pay a commitment fee on unused commitments in a range between 0.125% and 0.225% depending on the Company’s consolidated leverage ratio or debt rating (as applicable).  The 2021 Facility also provides for a financial letter of credit sub-facility of $100,000,000, permits performance letters of credit, and provides for a $20,000,000 sub-facility for swingline loans.  Letters of credit shall be subject to fees based on the Company’s consolidated leverage ratio or debt rating (as applicable) at the time any such letter of credit is issued.

Amounts outstanding under the 2021 Facility may be prepaid at the option of the Company without premium or penalty, subject to customary breakage fees in connection with the prepayment of eurocurrency loans.  On the Closing Date, approximately $45,000,000 of available credit was utilized by the Company under the 2021 Facility related to the issuance of existing letters of credit outstanding under the Prior Credit Agreement.

The 2021 Facility contains affirmative, negative, and financial covenants customary for financings of this type, including among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales and transactions with affiliates.  Certain negative and financial covenants will be adjusted in favor of the Company upon such date as the Company’s existing Senior Notes are either amended to conform to the corresponding terms and provisions of 2021 Credit Agreement or repaid in full and terminated.  In addition, the 2021 Credit Facility contains customary events of default.

Capitalized terms used herein and not otherwise defined have the meanings given in the Credit Agreement.  The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as Exhibit 1.01 hereto and is incorporated by reference herein.

Item 1.02Termination of Material Definitive Agreement

The disclosure required by this item regarding the termination of a prior credit facility is included in Item 1.01 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits

(d) Exhibits:

The following exhibits are furnished as part of this Report

99.1The 2021 Credit Agreement dated June 25, 2021 as described in Section 1.01.

104Cover Page Interactive Data File (embedded within the Inline XBRL document)

The information disclosed pursuant to Items 9.01 of this Current Report on Form 8-K, including the exhibit, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Parsons Corporation

Date: June 28, 2021	By:	/s/ Michael R. Kolloway
Michael R. Kolloway
Chief Legal Officer

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